Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-3 of Contango Silver & Gold Inc. (the “Company”) being filed with the United States Securities and Exchange Commission and incorporated by reference in the Registration Statements on Form S-3 (No. 333-280509, No. 333-283285 and No. 333-294720) and Form S-8 (No. 333-172448, No. 333-222117, No. 333-235865, No. 333-268379, No. 333-275601 and No. 333-294803) of the Company, of our report dated March 12, 2026, relating to the consolidated financial statements of Dolly Varden Silver Corporation for the years ended December 31, 2025 and 2024.

/s/ Davidson & Company LLP

Chartered Professional Accountants

Vancouver, Canada

June 23, 2026